Exhibit 99.1

These documents have been translated from a part of Japanese originals for reference purposes only.

In the event of any discrepancy between these translated documents and the Japanese originals, the originals shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translations.

(Securities Code: 7262)

June 8, 2016

To Shareholders with Voting Rights:

Masanori Mitsui

President and Director

Daihatsu Motor Co., Ltd.

1-1 Daihatsu-cho, Ikeda,

Osaka, Japan

NOTICE OF THE 175TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders,

You are cordially invited to attend the 175th Ordinary General Meeting of Shareholders of Daihatsu Motor Co., Ltd. (the “Company”). The meeting will be held as described below.

If you are unable to attend the meeting, you may exercise your voting rights in writing by submitting the Voting Rights Exercise Form or by voting electronically. Please review the Reference Documents for the General Meeting of Shareholders (described hereinafter) and exercise your voting rights by 5:30 p.m. JST on Tuesday, June 28, 2016.

1.	Date and Time	Wednesday, June 29, 2016, at 10:00 a.m. JST

2.	Venue:	Ikeda City Culture Hall 7-1, Tenjin 1-chome, Ikeda, Osaka, Japan

3.	Meeting Agenda:

	Matters to be Reported:	The Business Report, Non-consolidated Financial Statements, Consolidated Financial Statements for the Company’s 175th fiscal year (from April 1, 2015, to March 31, 2016) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements

Proposals to be Resolved:

	Proposal No. 1:	Approval of the Share Exchange Agreement between Toyota Motor Corporation and the Company
	Proposal No. 2:	Distribution of Surplus
	Proposal No. 3:	Election of Eleven Directors
	Proposal No. 4:	Payment of Bonuses to Directors

4.	Disclosure via the Internet:

The following items, among the documents to be provided on the convocation notice of the 175th Ordinary General Meeting of Shareholders, are disclosed on the Company’s website (http://www.daihatsu.co.jp) in accordance with the applicable laws and Article 14 of the Company’s Articles of Incorporation and therefore not included in the documents accompanying this notice.

-     Notes to the Consolidated Financial Statements

-     Notes to the Non-consolidated Financial Statements

-     “The Articles of Incorporation of Toyota” and “Financial statements pertaining to the last fiscal year of Toyota,” which are mentioned in Proposal No. 1 in the Reference Documents for the General Meeting of Shareholders.

-	When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk of the venue.

You are also kindly requested to bring this Notice to the meeting venue as a meeting material.

-	For the method of exercising voting rights in writing or electronically, please refer to “Guide to Exercise Voting Rights via Postal Mail or the Internet” below.

-	Any updates to the Reference Documents for the General Meeting of Shareholders, Business Report, Non-consolidated Financial Statements, and Consolidated Financial Statements will be posted on the Company’s website (http://www.daihatsu.co.jp).

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal No. 1: Approval of the Share Exchange Agreement between the Company and Toyota Motor Corporation

Daihatsu Motor Co., Ltd. (the “Company”) and Toyota Motor Corporation (“Toyota”) signed a share exchange agreement (the “Share Exchange Agreement”) to conduct a share exchange (the “Share Exchange”) in which the Company will become a wholly-owned subsidiary of Toyota and Toyota will become the parent company owning all of the shares of the Company as described below, after both companies adopted resolutions approving the Share Exchange at their respective meetings of the Board of Directors held on January 29, 2016.

The Company therefore proposes that the Share Exchange Agreement be approved.

The Share Exchange is subject to the approval of the Share Exchange Agreement by shareholders of the Company at this annual general meeting of shareholders, after which the Share Exchange is expected to become effective on August 1, 2016. Toyota will consummate the Share Exchange by means of the “simple share exchange” process under Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same) without approval of the general meeting of shareholders. If this proposal is approved, the Company’s shares will be delisted (the last day of trading is expected to be July 26, 2016) prior to the effective date of the Share Exchange.

1. Reasons for the Share Exchange

Due to the drastic changes in the environment surrounding the automobile industry in recent years—such as the global popularization of environmentally-friendly vehicles in pursuit of a low carbon-emission society, more active initiatives for increased safety performance and information technology, and a global downsizing trend—technologies required for automobile development are becoming more advanced, complicated and diversified. These changes are expected to significantly exceed the speed of, and resources committed to, the technical and product development that was carried out independently by automobile manufacturers to date. In addition, it is anticipated that entrants to the automobile industry from other industries will increase. Moreover, although in emerging countries—a future growth market for the automobile industry—automobiles, mainly entry-level cars, are becoming more popular, in markets such as ASEAN, where Japanese finished automobile manufacturers have high market share, more intense competition is expected due to the liberalization of the market, full-fledged entry of overseas finished automobile manufacturers and the rise of new manufacturers.

Consequently, although the automobile industry is expected to grow over the medium- to long-term, the business and competitive environment that finished automobile manufacturers face is becoming harsher. To respond to such challenges, Toyota believes it is necessary to establish a business structure in which the ability of every Toyota Group companies are consolidated and utilized to the maximum extent for sustainable growth of the entire Toyota Group.

[Establishment of the Toyota Group structure for the “production of ever better cars”]

In the course of working toward the “production of ever better cars,” the Toyota Group has reviewed its structure in order to increase its competitiveness by selecting and consolidating businesses so that each Group company has high technical capability and expertise.

In the parts businesses, Toyota decided in 2014 to consolidate the manual transmission businesses into Aisin AI Co., Ltd., the brake businesses into Advics Co., Ltd., and the diesel engine businesses into Toyota Industries Corporation, and it is currently making efforts to enhance expertise of these businesses and strengthen competitiveness.

In the vehicle body business, Toyota deepened its collaboration with Toyota Auto Body Co., Ltd. by making it a wholly-owned subsidiary in January 2012. Toyota Auto Body Co., Ltd. is primarily responsible for integrating the planning, development and production of globally-competitive minivans, commercial vehicles and SUVs (with frame). In July 2012, Toyota also established Toyota Motor East Japan, Inc. to develop into a comprehensive vehicle manufacturer that designs, develops, and produces compact cars, manufactures auto parts and supports overseas operations.

In the brand business, the Company and Hino Motors, Ltd. have principally sold light vehicles and affordable compact vehicles, and loading-type trucks and commercial vehicles, respectively, under their own brand while also supporting Toyota’s operations through activities such as the supply of vehicles to Toyota.

[The Company’s current situation]

The Company was incorporated as Hatsudoki Seizo Co., Ltd. in 1907 and is the oldest mass vehicle manufacturer in Japan. The Company formed a business alliance with Toyota in 1967, since which time the two companies have broadened cooperation in the development and production of vehicles such as Consorte, the first vehicle launched under the alliance in 1969, as well as deepening their cooperation in the global market. Since becoming a subsidiary of Toyota in 1998, the Company, as a member of the Toyota Group, has focused on light vehicles and compact vehicles in which it has a specialty, has operated its own brand business and grew its business mainly in Japan, Indonesia and Malaysia through the production of quality and affordable vehicles achieved by developing low-cost and fuel-efficient technologies.

Moreover, the Company has supported Toyota’s business by jointly developing vehicles, including the Avanza and Passo, with Toyota, and supplementing Toyota’s product lineups in recent years by, for instance, supplying vehicles such as AGYA, Wigo and the light vehicle PIXIS series in Asia.

The Company faces two challenges to realize sustainable growth going forward. One is to swiftly adopt the increasingly advanced and complex automobile technologies such as those related to the environment, safety and information. The other is business expansion into emerging countries which are expected to grow significantly.

To overcome these two issues, the Company must invest a considerable amount of resources as quickly as possible, but there is a limit to the Company’s doing this independently as before. Accordingly, the Company believes it is essential for the future development of the Daihatsu brand as well as for the Company’s growth and higher corporate value to further strengthen the collaboration with Toyota and promptly establish a collaboration that can quickly utilize the world class next-generation technology and the global business foundation that Toyota holds.

[Promotion of collaboration by making the Company a wholly-owned subsidiary]

For the Company and Toyota, the globally-growing market of compact vehicles is an important market. In emerging countries, the entry-level car market is expanding due to economic development, and in advanced countries, vehicles are being made smaller due to environmental and traffic concerns. However, because product, technology and business strategies have been established separately for the Toyota brand and the Daihatsu brand, the Toyota Group recognizes that there are issues to address in the area of compact vehicles with respect to the product lineups that satisfy diversified customer needs, speedy business development and brand management.

In order for the Toyota Group to address these challenges with greater speed, and not only to maintain and expand its market share but also to contribute to realizing sustainable growth of the automobile industry through the production of ever better cars, the Toyota Group needs to work to implement integrated global strategies. More specifically, while improving the products and services under their own brand, Toyota and the Company must go beyond the existing frameworks and utilize the technology and knowhow in the production of quality and affordable cars in which the Company specializes, as well as further strengthen their mutually complementary relationship.

Under these circumstances, Toyota and the Company have been discussing and examining their framework of collaboration. In the course of such discussion and examination, the two companies have come to share an understanding that it is essential to clearly demarcate the Toyota brand and the Daihatsu brand and mutually utilize the two companies’ strengths to the maximum extent in order to globally expand the product lineups that are attractive to the customers of these brands and that can satisfy diversified customer needs. The two companies have come to believe that this will also result in the improvement of corporate value for both companies.

Toyota and the Company will focus on the following strategies going forward to further strengthen their ties, and will aim to realize sustainable global growth of the Toyota Group’s light vehicle and compact vehicle business in which the Company will play the principal role.

i Compact car strategy: Providing globally competitive compact cars based on technology accumulated with light vehicles

The Toyota Group will work to expand customers who patronize the Lexus brand, the Toyota brand and the Daihatsu brand by improving the value of each brand and optimizing brand portfolios that have continuity. The Company intends to evolve the Daihatsu brand into a global brand with a unique value that draws on the Company’s strength in providing customer-desired products and services more quickly and at a more affordable price than any competitor.

In addition, to meet globally diversified needs, the Toyota Group will differentiate the Toyota brand and the Daihatsu brand and expand the product lineups of these brands and make them optimal to their customers.

To this end, the Company will take the initiative in product development under both the Toyota brand and the Daihatsu brand in the compact car field by further evolving its ability to manufacture cars from the perspective of local customers that the Company has developed to date as well as the product planning and technological development knowhow and processes that was cultivated from light vehicles. With these efforts, the Toyota Group will aim to enhance both cost competitiveness based on economies of scale and product competitiveness based on a wide range of product lineups.

ii Technological strategy: Combining cutting-edge Group technology foundation and low-cost technology

Going forward, Toyota and the Company will share their technological strategies from the initial conception stage and create a corporate structure that simultaneously realizes the development of cutting-edge technology and cost reduction. More specifically, Toyota will develop technologies such as electrified powertrain technology and information technology that will evolve cars in the areas of environment, safety, security, and comfort technology. The Company will further explore its current advantages such as space-efficient packaging ability, low-cost technology and fuel-efficient technology (such as weight reduction and conventional technologies) and will seek to provide products that are more appealing than its competitors’ in a timely manner by, for example, realizing cost reduction and miniaturization of Toyota’s advanced technologies and incorporate such technologies in compact cars offered by the Company. Furthermore, the Company will share its unique car manufacturing knowhow within the Toyota Group in order to contribute to increased cost competitiveness for upper class models.

iii Business strategy: Central role in car production in emerging markets

In the emerging markets where the entry-level car market is expected to expand due to increasing population, economic growth and urbanization, the Company will play the main role in manufacturing activities, including development, procurement and production, as Toyota and the Company will mutually utilize the other’s business foundation. This will allow Toyota to supplement products with competitiveness and effectively shift resources, and allow the Company to enter and operate more expeditiously and efficiently in new regions where it had been difficult for the Company to enter due to risks involved. In the regions where both companies operate, they will seek to satisfy customer needs more than ever through both the Toyota brand and the Daihatsu brand and further collaborate with each other so that the Company will mainly conduct car manufacturing activities, including production and procurement, in the future.

In Japan, Toyota and the Company will work to realize high brand royalty and increase profitability by maximizing distinctiveness of both the Toyota brand and the Daihatsu brand and utilizing Toyota’s sales knowhow and infrastructure with a view to enhance the sales and service structure for both light vehicles and registered vehicles under the Daihatsu brand.

In this way, both Toyota and the Company will change their current relationship, in which they mainly operate their own brand businesses while supporting the other’s compact car business, into one in which the Company will lead the light vehicle and the compact car businesses of the Toyota Group. Toyota and the Company will make common any car production process that should be made common but also separately evolve and differentiate their own brand in order to offer attractive and globally-competitive products that satisfy diverse customer needs by making the most of the distinctiveness of both the Toyota brand and the Daihatsu brand.

In order to accomplish these measures, it is indispensable for the two companies to build a closer relationship than ever in such efforts as combining their technology, knowhow and business infrastructure and flexibly carrying out a common strategy as well as clarifying responsibilities and streamlining decision-making between the two companies. Accordingly, Toyota and the Company discussed and concluded that it was appropriate to make the Company a wholly-owned subsidiary of Toyota.

This will enable Toyota and the Company to map out and implement comprehensively optimal strategies to facilitate the two companies’ technological combination and joint development of next generation technologies in the areas of compact car technology, electrified units, weight reduction, automated driving, infrastructures for EV (Electronic Vehicles) and FCV (Fuel Cell Vehicle), connected car technology, and integrated control; drastically reduce cost as a group; and enhance product lineups under a global brand strategy. The Company will work toward further growth by better addressing business challenges related to business environment changes and emerging market trends while Toyota will be able to further develop the collaborative structure within the Toyota Group.

This transaction of making the Company a wholly-owned subsidiary of Toyota will result in the Company becoming the core of Toyota Group’s management strategy for compact vehicles and will enable the Toyota Group to streamline its business structure. As a result, even as Toyota and the Company will continue to maintain their management independence based on their own strength, their alliance of shared values, visions and strategies will be strengthened and the two companies will be able to increase their corporate values by addressing complicated challenges as one.

2.	Content of the Share Exchange Agreement

The content of the Share Exchange Agreement entered into by and between the Company and Toyota on January 29, 2016, is as follows:

Share Exchange Agreement

Toyota Motor Corporation (“Toyota”) and Daihatsu Motor Co., Ltd. (“Daihatsu”) have entered into this Share Exchange Agreement (this “Agreement”) on January 29, 2016 (the “Execution Date”) as follows:

Article 1. Share Exchange

Toyota and Daihatsu shall conduct a share exchange through which Toyota will become the wholly owning parent company of Daihatsu and Daihatsu will become a wholly-owned subsidiary of Toyota (the “Share Exchange”), and through which Toyota shall acquire all of the issued shares of Daihatsu (except for the shares of Daihatsu already held by Toyota; this same exception shall apply hereinafter).

Article 2. Trade Names and Addresses of the Parties

The trade names and addresses of Toyota and Daihatsu are as follows:

Toyota:

Trade Name:	Toyota Motor Corporation

Address:	1 Toyota-cho, Toyota City, Aichi Prefecture

Daihatsu:

Trade Name:	Daihatsu Motor Co., Ltd.

Address:	1-1, Daihatsu-cho, Ikeda City, Osaka Prefecture

Article 3. Shares to be Delivered Upon the Share Exchange and Allotment Thereof

1	Upon effectiveness of the Share Exchange, Toyota shall deliver to shareholders of Daihatsu common stock (excluding Toyota; this same exclusion shall apply hereinafter), in exchange for Daihatsu common stock, the number of Toyota common stock calculated by multiplying the total number of Daihatsu common stock held by the holders of Daihatsu common stock as of the time immediately preceding the Share Exchange (the “Record Time”) by 0.26.

2	Upon effectiveness of the Share Exchange, Toyota shall allot to shareholders of Daihatsu common stock as of the Record Time 0.26 share of Toyota common stock for each of Daihatsu’s common stock held by such shareholders.

3	With respect to any fractional shares comprising less than one share of Toyota common stock that are required to be allotted and delivered under the preceding two Paragraphs, Toyota shall handle them in accordance with Article 234 of the Companies Act or other relevant laws and regulations.

Article 4. Amounts of Stated Capital and Reserves of Toyota

The increases in the amounts of the stated capital, capital reserves and retained earnings reserves of Toyota due to the Share Exchange are as follows:

(1) Stated Capital:	JPY 0

(2) Capital Reserves:	Minimum amount required to be increased pursuant to applicable laws and regulations.

(3) Retained Earnings Reserves:	JPY 0

Article 5. Effective Date

The date on which the Share Exchange takes effect (the “Effective Date”) shall be August 1, 2016; provided, however, that Toyota and Daihatsu may change such date as necessary in accordance with the progress of the Share Exchange, upon mutual consultation.

Article 6. Shareholders Meeting to Approve the Share Exchange Agreement

1	Pursuant to the provisions of Article 796, main clause of Paragraph 2 of the Companies Act, Toyota shall conduct the Share Exchange without obtaining the approval at a shareholders meeting stipulated in Article 795, Paragraph 1 of the Companies Act; provided, however, that if, pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, approval of this Agreement at a shareholders meeting of Toyota becomes necessary, Toyota shall obtain the approval of this Agreement at a shareholders meeting no later than the day immediately preceding the Effective Date.

2	Daihatsu shall obtain shareholders’ approval of this Agreement pursuant to Article 783, Paragraph 1 of the Companies Act at the annual general meeting of shareholders scheduled to be convened in late June 2016.

Article 7. Duty of Care, Other

1	During the period commencing from the Execution Date until the Effective Date, each of Toyota and Daihatsu shall conduct its business and manage its assets with the due care of a prudent manager, and Toyota and Daihatsu shall consult with each other before either party takes any action that would materially affect such assets, rights or obligations.

2	By resolution of the Board of Directors of Daihatsu at a meeting of the Board of Directors to be held no later than the day immediately preceding the Effective Date, Daihatsu shall cancel, immediately before the Record Time, all of its treasury stock held by Daihatsu immediately before the Record Time (including treasury stock to be acquired through the purchases related to any dissenting shareholders’ exercise of their appraisal rights pursuant to Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange).

Article 8. Modification and Termination of this Agreement

Toyota and Daihatsu may, upon mutual consultation, modify this Agreement, including terms and conditions of the Share Exchange, cancel the Share Exchange or terminate this Agreement, if, during the period commencing from the Execution Date until the Effective Date, due to an act of god or other events, (i) a material change occurs to the assets or results of operations of Toyota or Daihatsu, (ii) a material impediment arises in the implementation of the Share Exchange or (iii) it otherwise becomes difficult to achieve the purpose of this Agreement.

Article 9. Force and Effect of this Agreement

This Agreement shall cease to have any effect if (i) this Agreement is not approved at a shareholders meeting of Toyota no later than the day immediately preceding the Effective Date as set forth in Article 6, Paragraph 1 of this Agreement, if a shareholder holding the number of shares stipulated under Article 197 of the Ordinance of Enforcement of the Companies Act has submitted the notification pursuant to Article 796, Paragraph 3 of the Companies Act, (ii) this Agreement is not approved at a shareholders meeting of Daihatsu no later than the day immediately preceding the Effective Date as set forth in Article 6, Paragraph 2 of this Agreement, (iii) any of the approvals from the relevant regulatory authorities that are required by the laws and regulations of Japan or any other jurisdiction are not obtained, including, but not limited to, failure of any filings submitted to the relevant regulatory authorities to take effect, or (iv) the Share Exchange has been canceled or this Agreement has been terminated pursuant to preceding Article 8.

Article 10. Matters for Consultation

In addition to the matters set forth in this Agreement, matters necessary with respect to the Share Exchange shall be determined by consultation between Toyota and Daihatsu in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, and upon signing hereof by both parties, each of Toyota and Daihatsu retains one (1) original hereof.

January 29, 2016

Toyota:

1 Toyota-cho, Toyota City, Aichi Prefecture

Toyota Motor Corporation

Director and President

/s/ AKIO TOYODA

Daihatsu:

1-1, Daihatsu-cho, Ikeda City, Osaka Prefecture

Daihatsu Motor Co., Ltd.

Director and President

/s/ MASANORI MITSUI

3. Matters regarding appropriateness of the consideration for share exchange

(1) Appropriateness of total number and allotment regarding the consideration for share exchange

1) Details of allotment in the Share Exchange

	Toyota (100% parent company)	The Company (Wholly-owned subsidiary)
Allotment ratio for the Share Exchange	1	0.26

Number of shares to be delivered in the Share Exchange	Common stock: 54,035,654 shares (expected)

(Notes)

1. Share allotment ratio

0.26 shares of common stock of Toyota will be allotted and delivered for each share of common stock of the Company. However, shares of Toyota will not be allotted through the Share Exchange in exchange for the 218,649,990 shares of common stock of the Company held by Toyota (as of December 31, 2015). The above-stated share exchange ratio may be changed upon consultation between the two companies if any underlying conditions regarding the basis of valuation materially changes.

2. Number of shares of Toyota to be delivered in the Share Exchange

In consummating the Share Exchange, Toyota plans to allot and deliver 54,035,654 shares of its common stock (expected) to the Company’s shareholders (excluding Toyota) immediately before Toyota acquires all of the shares of Daihatsu common stock (excluding shares of Daihatsu common stock held by Toyota) as a result of the Share Exchange (the “Record Time”). Toyota expects to deliver the shares from its treasury stock (263,776,915 shares as of December 31, 2015), so Toyota is not expected to issue new shares in the Share Exchange.

All treasury stock that the Company holds (643,537 shares as of December 31, 2015) and will hold immediately before the Record Time, including stock purchased by the Company upon shareholders’ demand for purchase of shares of Daihatsu common stock in accordance with Article 785, Paragraph 1 of the Companies Act, will be canceled as of immediately before the Record Time upon resolution of the Board of Directors at a meeting which will be held by the day before the effective date of the Share Exchange.

The number of shares allotted and delivered in the Share Exchange may be changed due to, among others, the cancellation of treasury stock by the Company.

3. Treatment of shares constituting less than one unit

It is expected that some shareholders will hold shares constituting less than one unit of Toyota common stock (less than 100 shares) as a result of the Share Exchange. In particular, shareholders who hold less than 385 shares of Daihatsu common stock will hold shares constituting less than one unit of Toyota common stock. Such shareholders will be entitled to receive dividends of Toyota with the record date on or after the effective date of the Share Exchange in proportion to the number of shares held by them, but will not be able to sell such shares constituting less than one unit on any financial instruments exchange markets. Shareholders who will hold shares constituting less than one unit of Toyota common stock can utilize the share purchase system for shares constituting less than one unit in relation to Toyota common stock (the system under which shareholders can request Toyota to purchase their shares constituting less than one unit in accordance with Article 192, Paragraph 1 of the Companies Act.).

4. Treatment of fractional shares

If the number of the shares that will be delivered to any shareholder of the Company as a result of the Share Exchange includes a fraction of less than one share, Toyota will pay cash to each such shareholder in proportion to the value of such fractional share in accordance with Article 234 of the Companies Act or other relevant laws and regulations.

2) Basis for valuation of the Share Exchange Ratio for the Share Exchange

(i) Basis and reasons for the Share Exchange Ratio

In order to ensure the fairness and appropriateness of the valuation of the share allotment ratio used in the Share Exchange (the “Share Exchange Ratio”) as described under 3. (1) 1) “Details of allotment in the Share Exchange” above, Toyota and the Company selected Nomura Securities Co., Ltd. (“Nomura”) and SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as their respective third-party institutions to perform valuations of the Share Exchange Ratio.

Toyota and the Company negotiated and discussed the Share Exchange Ratio based on due diligence conducted by each company concerning the other, comprehensively taking into account factors such as the financial position, assets and future prospects of each party and making reference to the financial analysis of its own financial advisor. As a result of such negotiations and discussions, each of Toyota and the Company concluded that the Share Exchange Ratio was appropriate and that such ratio would not impair the interests of shareholders. Based on that, and pursuant to resolutions of the Board of Directors meetings held January 29, 2016, the companies executed the Share Exchange Agreement regarding the consummation of the Share Exchange using the Share Exchange Ratio.

If there occurs a material change to the conditions regarding the basis of valuation, the Share Exchange Ratio may be changed upon consultation between the companies pursuant to the Share Exchange Agreement.

(ii) Matters concerning valuation

a.	Names of the valuation institutions and their relationships with the listed companies

Both Nomura, which is acting as a third-party valuation institution of Toyota, and SMBC Nikko Securities, which is acting as a third-party valuation institution of the Company, are valuation institutions independent of Toyota and the Company, are not related parties of Toyota and the Company, and do not have any material relationships to be noted in connection with the Share Exchange.

b.	Outline of valuation

With regard to Toyota, as shares of Toyota are listed on financial instruments exchanges and a market share price exists, Nomura used an average market price analysis for the valuation (with January 26, 2016 as the valuation base date in order to eliminate from the stock price the impact of the media coverage of this transaction on January 27, 2016, the analysis was based on the average closing share prices for the most recent six (6) month-period from July 27, 2015 to the valuation base date, the most recent three (3) month-period from October 27, 2015 to the valuation base date, the most recent one (1) month-period from December 28, 2015 to the valuation base date and the five (5) business days from January 20, 2016 to the valuation base date, as well as the closing share price of the shares of Toyota on the first section of the Tokyo Stock Exchange on the base date). In addition, as there are several comparable listed companies for which comparison to Toyota is possible, and it is possible to infer by analogy the share value through a comparable company analysis, a comparable company analysis was also used in the valuation. Furthermore, in order to take into account the state of future business operations in the assessment, the discounted cash flow analysis (the “DCF Analysis”) was also used in the valuation.

With regard to the Company, as shares of the Company are listed on financial instruments exchanges and a market share price exists, Nomura used an average market price analysis for the valuation (with January 26, 2016 as the valuation base date in order to eliminate from the stock price the impact of the media coverage of this transaction on January 27, 2016, the analysis was based on the average closing share prices for the most recent six (6) month-period from July 27, 2015 to the valuation base date, the most recent three (3) month-period from October 27, 2015 to the valuation base date, the most recent one (1) month-period from December 28, 2015 to the valuation base date and the five (5) business days from January 20, 2016 to the valuation base date, as well as the closing share price of the shares of the Company on the first section of the Tokyo Stock Exchange on the base date). In addition, as there are several comparable listed companies for which comparison to the Company is possible, and it is possible to infer by analogy the share value through a comparable company analysis, a comparable company analysis was also used in the valuation. Furthermore, in order to take into account the state of future business operations in the assessment, the DCF Analysis was also used in the valuation.

The following shows the valuation ranges, with the share value per share of Toyota set to one (1).

Method of analysis	Calculation results of the Share Exchange Ratio
Average market price analysis	0.21~0.22
Comparable company analysis	0.22~0.25
DCF Analysis	0.22~0.32

In valuing the Share Exchange Ratio above, Nomura used information that was provided by both companies as well as public information on the assumption that they are accurate and complete without any independent verification for accuracy and completeness. Nomura did not independently perform any valuation, appraisal or assessment of assets and liabilities (including contingent liabilities) of both companies and their affiliates, including an analysis or valuation of individual assets or liabilities, nor did it request any third-party institution to make such appraisal or assessment. The valuation of the Share Exchange Ratio by Nomura is based on information available and economic conditions as of January 26, 2016. Nomura also assumed that the financial projections of both companies had been reasonably considered or prepared based on the best projection and judgment then available to the management of both companies.

Earnings plans of both companies that Nomura used as a basis for applying the DCF Analysis did not contain a significant increase or decrease in earnings in any fiscal year.

SMBC Nikko Securities used the market price analysis with respect to Toyota and the Company since shares of both companies’ common stock are listed on the financial instruments exchanges and market prices exist. Furthermore, in order to take into account the state of future business operations, the DCF Analysis was used in the valuation. The following shows the valuation ranges that were derived from each valuation method, with the share value per share of Toyota set to one (1).

Method of analysis	Calculation results of the Share Exchange Ratio
Market price analysis	0.21~0.22
DCF Analysis	0.20~0.28

In performing the market price analysis, SMBC Nikko Securities set January 26, 2016, which was the business day immediately prior to the date of media coverage regarding the Share Exchange, as the valuation base date in order to eliminate from the stock price the impact of the media coverage, and used the closing share price of Toyota on the valuation base date and the simple average of the closing share prices of Toyota on the first section of the Tokyo Stock Exchange during the most recent month, the most recent three (3) months and the most recent six (6) months, each ending on the valuation base date. With regard to the Company, SMBC Nikko Securities set January 26, 2016, which was the business day immediately prior to the date of media coverage regarding the Share Exchange, as the valuation base date in order to eliminate from the stock price the impact of the media coverage, and used the closing share price of the Company on the valuation base date and the simple average of the closing share prices of the Company on the first section of the Tokyo Stock Exchange during the most recent month, the most recent three (3) months and the most recent six (6) months, each ending on the valuation base date. As a result of this analysis, the range of the Share Exchange Ratio was 0.21~0.22.

In performing the DCF Analysis, SMBC Nikko Securities evaluated the corporate value of Toyota by discounting future free cash flows, which were based on financial forecasts prepared by Toyota, to their present values at certain rates. The terminal value was calculated by the perpetual growth rate method. SMBC Nikko Securities applied a discount rate of 4.45~4.95% and a perpetual growth rate (the “PGR”) of -0.25~0.25%. With regard to the Company, SMBC Nikko Securities evaluated the corporate value of the Company by discounting future free cash flows, which were based on financial forecasts prepared by the Company, to their present values at certain rates. The terminal value was calculated by the perpetual growth rate method. SMBC Nikko Securities applied a discount rate of 7.40~7.90% and a PGR of -0.25~0.25%. As a result of this analysis, the range of the Share Exchange Ratio was 0.20~0.28.

In valuing the above Share Exchange Ratio, SMBC Nikko Securities used information received from Toyota and the Company and publicly available information as is and assumed that all such materials and information were accurate and complete and that there are no facts undisclosed to SMBC Nikko Securities that may materially affect the valuation of the Share Exchange Ratio, without independently verifying the accuracy and completeness thereof. SMBC Nikko Securities has not independently valued, appraised or assessed the assets and liabilities (including contingent liabilities) of Toyota and the Company, their respective subsidiaries and affiliates, including an analysis or valuation of each individual asset or liability, SMBC Nikko Securities has also not requested any third-party institution to make such appraisal or assessment. In addition, SMBC Nikko Securities assumed that the financial projections of both companies referenced in the valuation had been reasonably prepared based on the best projection and judgment then available to the management of both companies. The valuation of the Share Exchange Ratio by SMBC Nikko Securities reflects the information and economic conditions as of January 26, 2016.

Although the financial forecast of Toyota that SMBC Nikko Securities used in performing the DCF Analysis did not reflect a substantial increase or decrease in earnings, the financial forecast of the Company reflected a substantial increase in earnings for the fiscal year ending March 31, 2017, mainly as a result of taking into account, to the maximum extent possible, a temporary last-minute increase in demand expected before the consumption tax increase that may take effect in April 2017, in addition to the introduction of new products. It is expected that the operating income of the Company will recover in the fiscal year ending March 31, 2017 to a level that is higher than the operating income of 110.6 billion yen in the fiscal year ended March 31, 2015. The financial forecasts of both companies did not assume the consummation of the Share Exchange.

(2) Reason for having chosen Toyota common stock as the consideration for share exchange

Toyota and the Company have chosen the common stock of Toyota, the 100% parent company in the Share Exchange, as the consideration for the Share Exchange relative to the common stock of the Company.

The Company has judged that it is appropriate to choose the common stock of Toyota as the consideration for the Share Exchange because 1) the shareholders of the Company may enjoy profits obtainable from anticipated synergies that would result from the Company’s becoming a wholly-owned subsidiary of Toyota through the Share Exchange, and 2) Toyota common stock is deemed to have considerable liquidity because its trading volume is large at financial instruments exchanges.

(3) Points considered so that the Company shareholders’ interests will not be infringed

1)	Measures to ensure fairness

Since Toyota already owns 218,649,990 shares of Daihatsu common stock (51.19% of the voting rights of the 427,122,966 total issued and outstanding shares as of December 31, 2015 (rounded off to two decimal places; hereinafter the same applies to the calculation of the ownership ratio)) and the Company is a consolidated subsidiary of Toyota, Toyota and the Company have determined that it is necessary to ensure fairness of the Share Exchange and therefore have implemented the following measures:

(i)	Obtaining valuation reports from third-party valuation institutions

Toyota appointed Nomura as a third-party valuation institution independent of Toyota and the Company and received a valuation report dated January 29, 2016 concerning the share exchange ratio. For the outline of the valuation report, see 3.(1) 2) (ii) “Matters concerning valuation” above.

The Company appointed SMBC Nikko Securities as a third-party valuation institution independent of Toyota and the Company and received a valuation report dated January 28, 2016 concerning the share exchange ratio. For the outline of the valuation report, see 3.(1) 2) (ii) “Matters concerning valuation” above.

Neither Toyota nor the Company has received an opinion (fairness opinion) from its respective third-party valuation institution to the effect that the Share Exchange Ratio is proper or fair from a financial viewpoint.

(ii)	Advice from independent law firms

Toyota appointed TMI Associates and the Company appointed Mori Hamada & Matsumoto as their respective legal advisors for the Share Exchange, and received legal advice concerning the procedures of the Share Exchange and the decision-making method and procedures. TMI Associates and Mori Hamada & Matsumoto are independent of Toyota and the Company and have no material relationship with Toyota and the Company.

2)	Measures to avoid conflicts of interest

Since Toyota is a controlling shareholder of the Company that already owns 218,649,990 shares of Daihatsu common stock (51.19% of the voting rights of the 427,122,966 total issued and outstanding shares as of December 31, 2015), the Company has implemented the following measures in order to avoid conflicts of interest:

(i)	Obtaining a response to referrals (toshinsho) from Third-Party Committee without a material relationship with the controlling shareholder

On November 18, 2015, the Company established a third-party committee (the “Third-Party Committee”) consisting of three (3) members—Mr. Kenji Yamamoto, an outside board member and an independent director of the Company, as well as Mr. Nobumichi Hattori (a Visiting Professor at Graduate School of Finance, Accounting and Law, Waseda University) and Mr. Takeshi Nakao (a certified public accountant and licensed tax accountant at Partners Inc.), both of whom are experts and are independent of and have no material relationship with Toyota, the controlling shareholder of the Company—in order to prevent circumstances in which the Share Exchange is consummated under terms and conditions that are disadvantageous to the minority shareholders of the Company. In considering the Share Exchange, the Company referred to the Third-Party Committee the questions of whether (a) the purpose of the Share Exchange was reasonable (including whether the Share Exchange will contribute to the improvement of the corporate value of the Company), (b) the fairness of the terms and conditions (including the Share Exchange Ratio) of the Share Exchange was ensured, (c) the interests of the minority shareholders of the Company were fully considered in the Share Exchange through fair procedures, and (d) based on (a), (b) and (c) above, the resolution by the Board of Directors of the Company to consummate the Share Exchange would not be disadvantageous to the minority shareholders of the Company.

From November 18, 2015 to January 28, 2016, the Third-Party Committee carefully reviewed the matters referred to it by holding eight (8) meetings in total, as well as by gathering information and consulting with each other as necessary. In conducting the examination, the Third-Party Committee received an explanation from the Company concerning the purpose of the Share Exchange, background leading to the Share Exchange, views of the Company and Toyota on the Share Exchange, terms and conditions of the Share Exchange and the decision-making process thereof, and other related matters, and an explanation from SMBC Nikko Securities concerning the valuation of the share exchange ratio in the Share Exchange. In addition, the Third-Party Committee also received an explanation from Mori Hamada & Matsumoto, legal advisor to the Company, concerning the details of the measures to ensure fairness of the procedures of the Share Exchange and the measures to avoid conflicts of interest, such as the decision-making method and procedures of the Board of Directors of the Company with respect to the Share Exchange. Subsequently, the Third- Party Committee submitted a response to referrals (toshinsho) on January 28, 2016 to the Board of Directors of the Company to the effect that it can be said that the resolution by the Board of Directors of the Company to consummate the Share Exchange is not disadvantageous to the minority shareholders of the Company, on the basis of the explanations, valuation results and other materials it reviewed.

(ii)	Unanimous approval by the Directors and Audit & Supervisory Members, excluding Directors and/or Audit & Supervisory Members who have a material relationship with the controlling shareholder

Among the directors of the Company, Mr. Mitsuhisa Kato also serves as a director of Toyota, and thus did not participate in any of the discussions regarding or voting on the Share Exchange at the Board of Directors meeting of the Company, and did not participate in any of the discussions and negotiations with Toyota regarding the Share Exchange on behalf of the Company, in order to avoid conflicts of interest. Mr. Hiroyuki Yokoyama was Senior Managing Officer of Toyota until March 2015 and Mr. Ichiro Yoshitake was an employee of Toyota until March 2013, and thus did not participate in any of the discussions regarding or voting on the Share Exchange at the Board of Directors meeting of the Company, and did not participate in any of the discussions and negotiations with Toyota regarding the Share Exchange on behalf of the Company, in order to avoid potential conflicts of interest.

Among the audit & supervisory board members of the Company, Mr. Kosuke Ikebuchi, an outside audit & supervisory board member of the Company, also serves as Senior Advisor to the Board and Senior Technical Executive of Toyota, and thus neither participated in any of the discussions at the Board of Directors meeting of the Company regarding the Share Exchange nor expressed his opinion thereon in order to avoid conflicts of interest.

None of the Company’s officers, excluding Mr. Mitsuhisa Kato, Mr. Hiroyuki Yokoyama, Mr. Ichiro Yoshitake and Mr. Kosuke Ikebuchi, served as officers or employees of Toyota or any of its subsidiaries or affiliates (excluding the Company) in the most recent five (5) years.

The resolution regarding the Share Exchange at the Board of Directors meeting of the Company was unanimously approved by eight (8) out of the eleven (11) directors of the Company (Mr. Mitsuhisa Kato, Mr. Hiroyuki Yokoyama and Mr. Ichiro Yoshitake did not participate, as set forth above) and three (3) out of the four (4) audit & supervisory board members of the Company participated in the said meeting (Mr. Kosuke Ikebuchi did not participate, as set forth above) and all of them expressed the opinion that they had no objections to the consummation of the Share Exchange.

(4) Appropriateness of the amounts of Toyota’s capital stock and reserves

The amounts of Toyota’s capital stock, legal capital surplus and retained earnings to be increased due to the Share Exchange are as follows:

Capital stock:	¥0

Legal capital surplus:	Minimum amount required to be increased in accordance with the provisions of relevant laws and regulations

Retained earnings:	¥0

The Company has judged that the above-stated amounts of capital stock and reserves are appropriate because they were decided within the scope of laws and regulations after being studied comprehensively in view of Toyota’s financial conditions, capital policy and other circumstances.

4. Referential matters regarding the consideration for share exchange

(1) Articles of Incorporation of Toyota

The Articles of Incorporation of Toyota are posted on the Company’s website (http://www.daihatsu.co.jp) pursuant to laws and regulations and Article 14 of the Articles of Incorporation of the Company.

(2) Matters regarding the method for converting the consideration for share exchange into money

1) Markets where the consideration for share exchange is traded

Toyota common stock is traded on the first section of the Tokyo Stock Exchange, the first section of the Nagoya Stock Exchange, the Fukuoka Stock Exchange, the Sapporo Stock Exchange, the New York Stock Exchange, and the London Stock Exchange.

2) Brokers, agents and/or deputies who act as intermediary of the consideration for share exchange

Respective securities companies nationwide act as brokers and/or agents for Toyota common stock.

3) Restrictions on assignment, transfer or any other dispositions of the consideration for share exchange

None applicable

(3) Market price of the consideration for share exchange

With the day when the Share Exchange was publicly announced (January 29, 2016) as the base date, the closing share price of shares of common stock of Toyota on the First Section of the Tokyo Stock Exchange on January 26, 2016, the business day just before its stock price could be influenced by the media coverage reporting this transaction, was ¥6,629.

The most recent market prices of shares of common stock of Toyota, etc., are available on the Web site of the Tokyo Stock Exchange (http://www.jpx.co.jp/), etc.

(4) Toyota’s balance sheet with respect to the fiscal years of which the last day falls within the last five (5) years

The description is omitted because Toyota submitted the securities report in each of said fiscal years in accordance with Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5. Appropriateness of the provisions regarding subscription rights to shares with respect to share exchange

None applicable

6. Matters regarding financial statements, etc.

(1) Financial statements of Toyota pertaining to the last fiscal year

The financial statements of Toyota pertaining to the last fiscal year (fiscal year ended March 31, 2016) are posted on the Company’s website (http://www.daihatsu.co.jp) in accordance with the provisions of relevant laws and regulations, as well as with Article 14 of the Articles of Incorporation of the Company.

(2) Events that might have material impact on the disposition of material property, material debt burden and/or other conditions of corporate property

1) The Company: None applicable

2) Toyota: Due to parts shortages resulting from the Kumamoto Earthquake that struck Japan’s island of Kyushu in April 2016, production on vehicle assembly lines in Japan was suspended in stages starting on April 18, 2016 and production has been restarted in stages starting on April 25. It is uncertain how this suspension will affect Toyota’s financial results.

Proposal No. 2: Distribution of Surplus

In consideration of the business results for the current fiscal year, the business development of the Company in the future, and other factors, the Company hereby proposes the distribution of surplus for the 175th fiscal year as follows.

1. Matters concerning the year-end dividend

(1) Matters concerning allotment of dividend property to shareholders and the total amount

16 yen per share of common stock of the Company, for a total of 6,823,669,664 yen

Because an interim dividend of 16 yen per share was paid out, the total amount of the annual dividend for the 175th fiscal year will be 32 yen per share.

(2) Effective date of distribution of surplus

June 30, 2016

2. Matters concerning the distribution of surplus

(1) Account title of increased surplus and the amount thereof

Special reserve fund	15,000,000,000 yen

(2) Account title of decreased surplus and the amount thereof

Retained earnings brought forward	15,000,000,000 yen

Proposal No. 3: Election of Eleven Directors

The terms of office of all eleven Directors will expire at the conclusion of this General Meeting of Shareholders. The Company therefore proposes that eleven Directors be elected.

The candidates for Director are as follows:

No.	Name (Date of Birth)	Positions and Responsibilities at the Company	Career Summary and Significant Concurrent Positions		Number of Shares of the Company Held
1	Masanori Mitsui (August 1, 1950)	President	April 1975	Joined the Company	40,700 shares
			June 2004	Director of the Company
			June 2006	Managing Director of Daihatsu Motor Kyushu Co., Ltd.
			June 2007	Senior Managing Director of Daihatsu Motor Kyushu Co., Ltd.
			June 2008	Director of the Company
			June 2010	Executive Vice President of the Company
			June 2013	President of the Company (to present)

2	Hiroyuki Yokoyama (May 16, 1951)	Executive Vice President [Responsibilities] Chief Officer of Corporate Unit General Manager of Corporate Planning Center Chief Officer of Brand Business Unit	April 1974	Joined Toyota Motor Co., Ltd.	19,700 shares
			June 2008	Managing Officer of Toyota Motor Corporation
			April 2012	Senior Managing Officer of Toyota Motor Corporation
			June 2015	Executive Vice President of the Company (to present)
(Significant concurrent position) Executive Vice Chairman of Perusahaan Otomobil Kedua Sdn. Bhd.

No.	Name (Date of Birth)	Positions and Responsibilities at the Company	Career Summary and Significant Concurrent Positions		Number of Shares of the Company Held
3	Yasunori Nakawaki (September 30, 1954)	Director [Responsibilities] Chief Officer of Purchasing Group	April 1979	Joined Toyota Motor Co., Ltd.	6,900 shares
			June 2006	Executive Officer of the Company
			June 2008	Senior Executive Officer of the Company
			June 2009	Director of the Company
			November 2010	President of ASANO GEAR CO., LTD.
			June 2013	Director of the Company (to present)
(Significant concurrent position) President of DAIHATSU MOTOR (SHANGHAI) CO., LTD.

4	Sudirman Maman Rusdi (July 1, 1954)	Director [Responsibilities] President of P.T. Astra Daihatsu Motor	November 1978	Joined P.T. Daihatsu Indonesia	0 shares
			November 1998	Director of P.T. Astra Daihatsu Motor
			June 2006	Executive Vice President of P.T. Astra Daihatsu Motor
			February 2011	President of P.T. Astra Daihatsu Motor (to present)
			June 2011	Director of the Company (to present)
(Significant concurrent positions) President of P.T. Astra Daihatsu Motor Director of PT ASTRA International Tbk

5	Ichiro Yoshitake (February 5, 1957)	Director [Responsibilities] General Manager of Project Promotion Office	April 1979	Joined Toyota Motor Co., Ltd.	8,700 shares
			April 2013	Senior Executive Officer of the Company
			June 2014	Senior Managing Executive Officer of the Company
			June 2015	Director of the Company (to present)

6	Sunao Matsubayashi* (March 29, 1954)	Senior Managing Executive Officer [Responsibilities] Chief Officer of DNGA Business Unit Chief Officer of Development Division	April 1977	Joined the Company	0 shares
			June 2006	Executive Officer of the Company
			June 2011	President & CEO of BOLTZ Corporation Limited
			April 2016	Senior Managing Executive Officer of the Company (to present)

7	Shigeharu Toda* (November 26, 1954)	Senior Managing Executive Officer [Responsibilities] General Manager of D Brand Office	April 1979	Joined the Company	5,500 shares
			June 2008	Executive Officer of the Company
			April 2013	Senior Executive Officer of the Company
			April 2015	Senior Managing Executive Officer of the Company (to present)
(Significant concurrent position) President of DBS Co., Ltd.

8	Noriyoshi Matsushita* (April 21, 1956)	Senior Managing Executive Officer [Responsibilities] General Manager of Administration Center	April 1979	Joined the Company	8,700 shares
			June 2007	Executive Officer of the Company
			June 2009	Executive Vice President of Akashi-Kikai Industry Co., Ltd.
			June 2011	President of Akashi-Kikai Industry Co., Ltd.
			April 2016	Senior Managing Executive Officer of the Company (to present)

9	Yoshifumi Kishimoto* (January 20, 1957)	Senior Managing Executive Officer [Responsibilities] Deputy General Manager of Corporate Planning Center General Manager of R&D Center	April 1980	Joined the Company	7,000 shares
			June 2008	Executive Officer of the Company
			June 2011	Managing Director of Daihatsu Diesel Mfg. Co., Ltd.
			June 2013	Executive Vice President of Daihatsu Metal Co., Ltd.
			June 2015	Executive Vice President of Daihatsu Motor Kyushu Co., Ltd.
			April 2016	Senior Managing Executive Officer of the Company (to present)

No.	Name (Date of Birth)	Positions and Responsibilities at the Company	Career Summary and Significant Concurrent Positions		Number of Shares of the Company Held
10	Kenji Yamamoto (February 20, 1962)	Director	April 1991	Admitted to the bar, Joined Kitahama Law Office	1,500 shares
			January 1996	Partner, Kitahama Partners (to present)
			June 2010	Corporate Auditor of the Company
			June 2015	Director of the Company (to present)

11	Shigeki Terashi* (February 16, 1955)	—	April 1980	Joined Toyota Motor Co., Ltd. (“TMC”)	0 shares
			June 2008	Managing Officer of TMC
			June 2008	Executive Vice President of Toyota Motor Engineering & Manufacturing North America, Inc. (“TEMA”)
			May 2011	President & COO of TEMA
			April 2012	President & CEO of TEMA
			April 2012	President & COO of Toyota Motor North America, Inc.
			April 2013	Senior Managing Officer of TMC
			June 2013	Member of the Board of Directors and Senior Managing Officer of TMC
			June 2015	Executive Vice President of TMC (to present)
[Significant concurrent position] Executive Vice President of TMC

(Notes)

1. No material conflict of interest exists between the Company and any of the above candidates for Directors.

2. Mr. Kenji Yamamoto is a candidate for Outside Director as set forth in Article 2, Paragraph 3, Item 7, of the Ordinance for Enforcement of the Companies Act, and is a candidate for Independent Officer who is free from conflict of interest with the general shareholders, the designation of which is required by the Tokyo Stock Exchange.

3. Mr. Hiroyuki Yokoyama served as an employee of Toyota Motor Corporation, the parent company of the Company, until March 2015. His position and responsibilities at that company for the past five years are as follows.

Toyota Motor Corporation
June 2011	Managing Officer
(Main business area) Chief Officer, Quality Group

January 2012	(Main business area) Chief Officer, Quality Group Chief Officer, Customer Quality Engineering Division

April 2012	Senior Managing Officer
(Main business areas) Chief Officer, Customer First Promotion Group Field General Manager, Customer Service Field

4.      Mr. Ichiro Yoshitake served as an employee of Toyota Motor Corporation, the parent company of the Company, until March 2013. His position and responsibilities at that company for the past five years are as follows.

Toyota Motor Corporation
June 2011	Director, Toyota Marketing Japan Corporation

5.      Mr. Shigeki Terashi currently serves as a Director of Toyota Motor Corporation, the parent company of the Company. His position and responsibilities at that company for the past five years are as follows.

Toyota Motor Corporation
June 2011	Managing Officer
President & COO of Toyota Motor Engineering & Manufacturing North America, Inc.

April 2012

(Main business areas) Chief Officer of North America Operations Group

President & COO of Toyota Motor North America, Inc.

President & CEO of Toyota Motor Engineering & Manufacturing North America, Inc.

April 2013

Senior Managing Officer

(Main business areas)

Chief Officer of the Corporate Planning Division, Research Division, Environmental Affairs Division, Product & Business Planning Division and Design Quality Innovation Division

June 2013

Member of the Board of Directors and Senior Managing Officer

(Main business areas)

Chief Officer of the Corporate Planning Division, Research Division, Environmental Affairs Division, Product & Business Planning Division and Design Quality Innovation Division

April 2014

(Main business areas)

Chief Officer of the Corporate Planning Division, Research Division, Environmental Affairs Division, Product & Business Planning Division and Design Quality Innovation Division and Secretary General of the Strategic Top Executive Meeting Office

April 2015

(Main business areas)

Chief Officer of the Corporate Planning Division and Research Division, Secretary General of the Strategic Top Executive Meeting Office and Chief Officer of the BR Connected Strategy and Planning Department

June 2015

Member of the Board of Directors and Executive Vice President

(Main business areas)

Chief Officer of the Corporate Planning Division and Research Division, Secretary General of the Strategic Top Executive Meeting Office, Chief Officer of the BR Connected Strategy and Planning Department and Chief Officer of the Information Security Management Department

April 2016

(Main business areas)

Chief Officer of the Research Division, Secretary General of the Strategic Top Executive Meeting Office, Chief Officer of the Corporate Strategy Division and Chief Officer of the Global Audit Department

6.      Mr. Kenji Yamamoto was nominated for Outside Director because he has high expertise as a lawyer, being familiar with legal practices based on his experience as a joint manager of Kitahama Partners (Osaka Office), and he served as an Audit & Supervisory Board Member of the Company for five years, which leads us to believe that he would be able to appropriately perform the duties of Outside Director and that his advice on corporate management could contribute to reinforcement of the Company’s corporate governance.

7.      The Company concludes a limited liability contract with each of Mr. Sudirman Maman Rusdi and Mr. Kenji Yamamoto to limit the liability for damages as provided in Article 423, Paragraph 1, of the Companies Act. If the reappointment of Mr. Sudirman Maman Rusdi and Mr. Kenji Yamamoto and the new appointment of Mr. Shigeki Terashi are approved, the Company will conclude such a limited liability contract with each of the three.

The amount of the liability limitation under said contract is as provided by laws and regulations.

8.      Number of years as Outside Director of the Company since assumption of office (as of the conclusion of this General Shareholders’ Meeting)

Mr. Kenji Yamamoto                1year

9.      Any person indicated by an asterisk (*) represents a new candidate.

Proposal No. 4: Payment of Bonuses to Directors

In consideration of the results for the 175th fiscal year and other factors, the Company proposes that a total of 129,800,000 yen be paid to eight Directors including Outside Directors in office as of the end of the fiscal year, excluding Directors without executive authority over operations.

We also propose that the decision as to the allocation of the amount to each Director be entrusted to the Board of Directors with regard to Directors.

End

Guide to Exercise Voting Rights via Postal Mail or the Internet

[Exercise of voting rights via postal mail]

Please indicate your vote for or against each proposal on the enclosed Voting Rights Exercise Form and return it so that it is received by 5:30 p.m. JST on Tuesday, June 28, 2016.

[Exercise of voting rights via the Internet]

Please access the voting website shown below through a computer, a smartphone or a mobile phone (i-mode, EZweb or Yahoo! Keitai)1, enter the “Login ID” and “Temporary Password” printed on the enclosed Voting Rights Exercise Form, and vote for or against each proposal in accordance with the on-screen instructions. (However, this voting service is not available from 2 a.m. to 5 a.m. each day.) When you exercise your voting rights via the Internet, please be reminded of the matters described below.

The voting website on the Internet: http://www.evote.jp/

It is possible to access the voting website using a mobile phone with a QR Code[2] reader. For details on how to use this function, please refer to the instruction manual for the mobile phone you use.	[QR code]

Notes:

1.	“i-mode,” “EZweb” and “Yahoo!” are trademarks or registered trademarks of NTT DOCOMO INC., KDDI CORPORATION and Yahoo! Inc. of U.S.A., respectively.
2.	“QR Code” is a registered trademark of DENSO WAVE INCORPORATED.

1.	To prevent unauthorized access by third parties other than the Company’s shareholders and the alteration of votes, the voting site will request a user to change his/her “Temporary Password.”

2.	You will be able to exercise your voting rights via the Internet until 5:30 p.m. JST on Tuesday, June 28, 2016. However, we would be grateful if you exercise your voting rights as early as possible. If you have any questions, please contact the Help Desk shown on the next page.

3.	If you have exercised your voting rights both via postal mail and via the Internet, those exercised via the Internet will be taken as valid.

4.	If you have exercised your voting rights multiple times on the Internet, the final vote will be considered as valid.

5.	For the exercise of voting rights via a mobile phone, please use either of the services of i-mode, EZweb or Yahoo! Keitai. Please note that the voting system is available only through models with functions for encrypted (SSL) communication due to security reasons.

6.	Please be aware that you are responsible for the fees and charges for accessing the voting site (Internet access fees and others). If you access said website by mobile phone, you shall also bear the packet communication fees and other charges related to the use of the mobile phone.

7.	Institutional investors may use the “ICJ Platform,” an electronic voting platform operated by ICJ, Inc., as another electromagnetic method other than the use of the aforementioned voting site on the Internet to exercise voting rights at the General Meeting of Shareholders of the Company, provided that the shareholder has subscribed in advance to use the said platform.

End

Any inquiries about the use of the voting website should be directed to:

Stock Transfer Agency Department (Help Desk)

Mitsubishi UFJ Trust and Banking Corporation

Toll-free (in Japan): 0120-173-027 (hours of operation: 9 a.m.–9 p.m.)